Exhibit 99.2

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball to Cease Production at Three Beverage Packaging Plants, Build State-of-the-Art
Specialty Beverage Packaging Facility in Southwestern U.S.

BROOMFIELD, Colo., Aug. 30, 2017 — Ball Corporation (NYSE: BLL) today announced it will cease production at its Birmingham, Alabama, Chatsworth, California, and Longview, Texas, beverage packaging plants in 2018. Existing customers will be supplied by other Ball facilities.
Ball also will begin construction on a new, state-of-the-art beverage packaging facility in Goodyear, Arizona, which is expected to begin production in the second quarter of 2018 and will serve growing customer demand for specialty cans in the southwestern U.S.
"These transformational actions will optimize our plant network, realign our standard 12-ounce beverage can and end capacity, increase our manufacturing flexibility and drive efficiencies so we can better compete with other packaging substrates," said Carlos Medeiros, president, Beverage Packaging North & Central America.
Ball will record a total after-tax charge of approximately $22 million, primarily for employee severance, pensions and other benefits, facility shutdown costs, and asset impairment and disposal costs, for the closure of Birmingham, Chatsworth and Longview. The majority of the charge is expected to be recorded during the third quarter of 2017. The company expects to achieve approximately $50 million of annualized net fixed cost savings in late 2018 and beyond, which contributes to the $300 million plus acquisition synergies expected to be delivered by the end of 2019.
The Birmingham plant, which opened in 1952, employs 91 people and produces beverage can ends, is expected to cease production by the end of the second quarter 2018. The Chatsworth plant, which opened in 1975, employs 118 people and produces beverage cans in multiple sizes, including standard 12-ounce cans, is expected to cease production by the end of the third quarter 2018. The Longview plant, which opened in 1972, employs 100 people and produces cans in two sizes, is expected to cease production by the end of the second quarter 2018. All closure dates are subject to customer needs.
Birmingham, Chatsworth and Longview employees may be provided benefits and outplacement services in accordance with the bargaining process, and are eligible to apply for job openings within Ball.
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,450 people worldwide and 2016 net sales were $9.1 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2